Exhibit 99.1

Zoomcar Reports Fiscal Third Quarter 2023 Results

Bangalore, February 14, 2024 – Zoomcar Holdings, Inc. (Nasdaq: ZCAR) (“Zoomcar,” the “Company,” “we,” or “our”), the leading marketplace for car sharing in emerging markets, today reported select financial results for the third fiscal quarter ended December 31, 2023.

Management Commentary

“Our third fiscal quarter results capped a strong performance in our ongoing efficiency efforts as we achieved record gross profit and non-GAAP contribution profit while also paving the way for meaningful revenue growth over the next several quarters,” said Greg Moran, CEO and Co-Founder of Zoomcar. “The period also marked an important milestone with our public listing on Nasdaq following our successful business combination. As we look ahead to 2024, we expect a meaningful return to growth with materially improved profitability as we now have the right infrastructure in place to scale our operations efficiently.”

Zoomcar continues to make significant progress across the Company’s strategic priorities:

●	Make vehicle Hosting mainstream: We’re focused on making vehicle Hosting just as popular as renting a Zoomcar, and we believe we’re making continuous progress to this end. Active vehicle listings hit 10.3K in FQ3 2023 as we continue to see double-digit supply growth across all major regions within India. In FQ3 2023, Zoomcar Hosts earned approximately $4 million. We’ll continue to raise awareness around Hosting through brand marketing investments and external third-party partnerships, while improving the Host’s onboarding journey and their overall experience on the platform.

●	Perfect the core guest experience: We are intensely focused on technology-driven product innovation to improve the overall booking experience for our community of guests. In FQ3 2023 alone, we launched more than 20 new features and upgrades that, among others, help improve vehicle listing discoverability, improve price comparison capabilities, enhance sort/filter abilities within search, and revamp the payment experience at checkout.

●	Expand beyond India: We are making steady progress in our efforts to expand beyond India. Egypt continues to scale bookings while building toward a sustainable non-GAAP contribution margin at the country level. In Indonesia we remain focused on building the appropriate mix of supply to attract higher volumes of demand to the platform on a consistent basis. We remain committed to further investment into these markets across 2024 and look forward to exploring additional opportunities for new country expansion later in the year.

Key Performance Indicators (“KPIs”)

●	FQ3 2023 marked a record quarter in average transaction size across the Company. Zoomcar achieved a record average transaction size of over $75 per booking during the quarter. This performance showcases the platform’s ability to leverage our internal AI models to drive higher effective net pricing on behalf of our Hosts. Concurrently, the platform also continues to enjoy a significant expansion in our multi-day travel demand which drives effective trip durations higher.

●	Booked days and booked guests have shown increased momentum in recent months. Total booked days and booked guests were 163.9K and 68.1K, respectively.

●	We achieved a record in active vehicle listings in FQ3 2023. Our active vehicle listings reached 10.3K in FQ3 2023. We continue to witness growth across Indian metros while observing a balanced mix of vehicle segments associated with new listings. Consistent with earlier trends in 2023, we see a consistently larger mix of professional Hosts to the platform with the intent of leveraging the Zoomcar platform as a micro-entrepreneurship opportunity.

●	Platform quality continues to improve at a steady pace. The platform’s average guest trip rating was 4.50 on a 5-point scale in FQ3 2023. We believe that this clearly demonstrates that our product focused approach to the customer experience on the Zoomcar platform is continuing to pay dividends. A constant focus on building tools to better improve in-trip communication between guests and Hosts represented a noticeable step function improvement in the overall in-trip experience for both sets of customers on the platform.

Fiscal Third Quarter 2023 Financial Results

Results compare 2023 fiscal third quarter end (December 31, 2023) to 2022 fiscal third quarter end (December 31, 2022) unless otherwise indicated. We are also presenting various financial metrics under U.S. Generally Accepted Accounting Principles (GAAP) and as adjusted (non-GAAP). A reconciliation of GAAP to non-GAAP metrics appears at the end of this news release.

●	Net revenue decreased 19% to $2.4 million, compared to $3.0 million in the same period last year. The decrease in revenue was primarily due to a lower number of days booked resulting in decreased gross billings as the Company prioritized higher-margin bookings in support of its cost reduction efforts.

●	Gross profit increased to a record $0.3 million, compared to a gross loss of $0.3 million in the same period last year. The increase in gross profit was a result of trip fulfillment cost reductions driven by collective improvements in efficiency and lower Host accident-related reimbursements that consistently showed improvement over fiscal 2023.

●	Operating expenses (excluding G&A costs) decreased 24%, to $2.2 million, compared to $2.9 million in the same period last year. The decrease in operating expenses was a result of a decrease in sales and marketing costs and technology and development costs.

●	GAAP net income was $14.4 million, compared to an $8.7 million net loss in the same period last year. The improvement in net loss was the result of a one-time deSPAC transaction gains of $28.9 million associated with financial instrument conversions at fair market value. During the period, the Company also improved its gross margin profile and recorded a reduction in Host accident-related reimbursements.

●	Gross booking value (“GBV”) was $6.5 million, compared to $8.3 million in the same period last year. The decrease in GBV was a result of our focus on booking level profitability (contribution margin) improvements at the expense of volume growth.

●	Contribution profit (non-GAAP) was $0.2 million, compared to a contribution loss of $0.7 million in the same period last year, driven by reductions in cost of revenue due to the overall improvements in operational efficiency as well as lower host incentives and marketing costs. FQ3 2023 was the Company’s first full quarter of positive contribution profit and marked a consistent quarter-over-quarter effort to achieve this result.

●	Adjusted EBITDA loss (non-GAAP) was $4.0 million, compared to $5.2 million in the same period last year. The improvement in adjusted EBITDA reflects broad-based cost reduction and efficiency initiatives that reduced cost of revenue, technology and development costs, and operating expenses.

●	As of December 31, 2023, the Company had total negative working capital of $26.2 million, including $6.1 million in cash.

Calendar 2024 Financial Outlook

Based on initial performance in calendar year 2024 to-date as well as anticipated business growth expected in the coming months, the Company projects net revenue to range between $17.0 million and $20.0 million for the calendar year ended December 31, 2024, representing an increase of approximately 70% to 100% compared to calendar year 2023.

The Company also expects to achieve an annualized adjusted EBITDA run rate between $2.0 million and $4.0 million in calendar Q4 2024.

About Zoomcar

Founded in 2013 and headquartered in Bengaluru, India, Zoomcar is a leading marketplace for car sharing focused on emerging markets. The Zoomcar community connects Hosts with guests, who choose from a selection of cars for use at affordable prices, promoting sustainable, smart transportation solutions in growing markets.

Non-GAAP Financial Measures

To supplement our financial statements, which are presented on the basis of U.S. generally accepted accounting principles (GAAP), the following non-GAAP measures of financial performance are included in this release: contribution margin, earnings before interest, taxes, depreciation and amortization (EBITDA), and adjusted EBITDA. A reconciliation of GAAP to adjusted non-GAAP financial measures is included as an attachment to this press release.

We believe these non-GAAP financial measures are useful to investors in assessing our operating performance. We use these financial measures internally to evaluate our operating performance and for planning and forecasting of future periods. We also believe it is in the best interests of investors to provide this non-GAAP information.

While we believe these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures may not be reported by competitors, and they may not be directly comparable to similarly titled measures of other companies due to differences in calculation methodologies. The non-GAAP financial measures are not an alternative to GAAP information and are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures. They should be used only as a supplement to GAAP information and should be considered only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Forward Looking Statements

Certain statements contained in this press release are not historical facts and may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “plans,” “expects,” “believes,” “anticipates,” “designed,” and similar words are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning our expected revenue growth and improved profitability, our investment into markets in which we currently operate and our expansion into new markets and our financial forecasts for calendar year 2024. Forward-looking statements are based on our current expectations and beliefs, and involve a number of risks and uncertainties that are difficult to predict and that could cause actual results to differ materially from those stated or implied by the forward-looking statements. A description of certain of these risks, uncertainties and other matters can be found in filings we make with the U.S. Securities and Exchange Commission, all of which are available at www.sec.gov. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by us. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in its expectations with regard to these forward-looking statements or the occurrence of unanticipated events.

Media Contacts:

Gateway Group, Inc. (U.S.)

ZCAR@gateway-grp.com

(949) 574-3860

Zoomcar

Bhagyashree Rewatkar

bhagyashree.rewatkar@zoomcar.com

Reconciliation of GAAP to Non-GAAP Metrics

Gross Booking Value

We define Gross Booking Value, or GBV, as the total dollar value of Booking Days booked on our platform, including upfront booking fee (less discounts and credits), value-added fees (i.e., trip protection fees), Guest and Host platform fees, and other charges. GBV includes applicable pass-through taxes and other fees required to be remitted to local authorities, which are excluded from net revenue. GBV is driven by the number of Booking Days and related trip pricing. Revenue from bookings is recognized ratably over the duration of the trip; accordingly, we consider GBV a “leading indicator” of revenue.

The following is a reconciliation of adjusted EBITDA to the most comparable GAAP measure, net (Loss) / Income:

	Three months ended December 31,		Nine months ended December 31,
	2023	2022	2023	2022
Net Income / (Loss)	$14,425,439	$(8,712,700)	$(26,757,978)	$(32,173,920)
Add/ (deduct)

SPAC transaction closing costs	6,143,324	1,073,906	7,061,350	1,197,856
Stock-based compensation	1,265,828	493,135	1,883,733	3,132,467
Depreciation and amortization	244,050	291,301	754,658	604,661
Finance costs	8,392,470	1,296,445	13,628,832	2,862,702
Finance costs to related parties	12,426	10,674	38,203	79,081
Other income, net	(34,503,014)	390,414	(10,377,735)	(1,280,105)
Other income from related parties	(5,548)	(2,393)	(11,224)	(12,122)
Adjusted EBITDA	$(4,025,025)	$(5,159,218)	$(13,780,161)	$(25,589,380)

Adjusted EBITDA is a non-GAAP financial measure that represents our net income or loss adjusted for (i) provision for income taxes; (ii) other income and (expense), net; (iii) depreciation and amortization; (iv) stock-based compensation expense; (v) finance costs’ and (vi) deSPAC transaction closing costs.

Contribution Profit / (Loss)

	Three months ended December 31,		Nine months ended December 31,
	2023	2022	2023	2022
Net revenue	$2,421,438	$2,981,600	$7,717,064	$6,677,727
Cost of revenue	$2,093,057	$3,318,466	$8,441,525	$17,376,553
Gross Profit	$328,381	$(336,866)	$(724,461)	$(10,698,826)
Add: Depreciation and amortization in COR	205,260	90,498	624,630	294,522
Add: Stock-based compensation in COR	51,848	60,783	134,883	574,846
Add: Overhead costs in COR (rent, software support, insurance, travel)	249,651	655,720	988,946	1,595,951
Less: Host Incentives and Marketing costs (excl. brand marketing)	626,267	1,196,500	2,104,360	4,502,985
Less: Host incentives	73,216	593,301	348,261	1,588,200
Less: Marketing costs (excl. brand marketing)	553,051	603,199	1,756,099	2,914,785
Contribution Profit / (Loss)	208,873	(726,365)	(1,080,362)	(12,736,492)
Contribution margin	9%	-24%	-14%	-191%

We define contribution profit (loss) as our gross profit plus (a) depreciation expense included in cost of revenue, (b) stock-based compensation expense included in cost of revenue, (c) other general costs included in cost of revenue (rent, software support, insurance, travel); less (i) Host incentive payments and (ii) marketing and promotional expenses (excluding brand marketing).

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